Exhibit 10.1

PLAN SUPPORT AGREEMENT

THIS PLAN SUPPORT AGREEMENT (including the Term Sheet (as defined below) this “Agreement”) is made and entered into as of October 25, 2009 by and among (i) the parties signatory hereto which are Pre-Petition Lenders (as defined below) (each such party, together with any Additional Lender Party (as defined below) or Transferee Lender (as defined below) that becomes a party hereto in accordance with the terms hereof, being referred to herein as a “Consenting Lender”, and collectively as the “Consenting Lenders”), (ii) FairPoint Communications, Inc., a Delaware corporation (“FairPoint”) and (iii) each of the Subsidiaries of FairPoint (collectively with FairPoint, the “Company”).  Each of the foregoing is referred to herein as a “Party” and collectively, the “Parties”.

RECITALS

WHEREAS, FairPoint has entered into that certain Credit Agreement, dated as of March 31, 2008 (as modified, amended or supplemented through the Effective Date (as defined below), the “Pre-Petition Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Pre-Petition Credit Agreement), among FairPoint, the financial institutions from time to time party thereto (including the Consenting Lenders)(the “Pre-Petition Lenders”), Bank of America, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) and the other Persons party thereto;

WHEREAS, the Company and the Consenting Lenders wish to reorganize and recapitalize FairPoint and its Subsidiaries (the “Restructuring”) in accordance with a proposed chapter 11 plan of reorganization (the “Plan”), the terms and conditions of which are set forth in the term sheet attached hereto as Exhibit “A” (the “Term Sheet”);

WHEREAS, in order to implement, expedite and consummate the Restructuring in accordance with the Plan, the Company intends to file petitions commencing (the date of commencement being the “Petition Date”) voluntary reorganization cases (the “Bankruptcy Cases”) under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, the Company intends to file the Plan within 45 days after the Petition Date, and to seek Bankruptcy Court approval of the Plan;

WHEREAS, the Company intends to use its commercially reasonable efforts to obtain Bankruptcy Court approval of the Plan in accordance with the Bankruptcy Code and on terms consistent with this Agreement and each Consenting Lender intends to use commercially reasonable efforts to cooperate in that regard; and

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto covenant and agree as follows:

AGREEMENT

Section 1.                                          Agreement Effective Date.  This Agreement shall become effective and binding on each Party upon the execution by, and receipt by the Administrative Agent of, signature pages signed by the Company and the Consenting Lenders (the date of such receipt of signature pages, the “Effective Date”).

Section 2.                                          Term Sheet.  The substantive terms and conditions of the Plan are set forth in the Term Sheet.  The Plan shall embody the terms contained in, and shall be consistent with, the Term Sheet, and shall only be amended, modified or supplemented from time to time by written approval of each of the Parties.

Section 3.                                          Commitments Regarding the Restructuring.

3.01.                        Commitment of Each of the Parties.

(a)                                  Agreement to Support the Restructuring and Plan.  Each of the Parties agrees that it shall use its commercially reasonable efforts and shall negotiate in good faith the definitive agreements and other documents necessary to effectuate the consummation of the Plan.

(b)                                 Agreement to Support and Vote.  As long as no Agreement Termination Event (as defined below) shall have occurred, each Party agrees that, subject to the terms of this Agreement, it shall take such steps as reasonably necessary to support and achieve approval of the confirmation of the Plan (for the avoidance of doubt, it being understood and agreed by the Parties that the “Plan” as used in this Section 3.01(b) shall include any amendments or modifications to the Plan solely to the extent such amendments or modifications have been consented to in writing by the Requisite Consenting Lenders (as defined below) in their sole discretion), including:

(i)                                     when solicited with a disclosure statement approved by the Bankruptcy Court, the timely voting of (or causing the timely voting of) its claims arising with respect to the Pre-Petition Credit Agreement (“Claims”), to accept the Plan;

(ii)                                  consenting to the treatment of its Claims as set forth in the Plan;

(iii)                               not changing, revoking or withdrawing (or causing to be changed, revoked or withdrawn) such vote; and

(iv)                              voting against and in no way otherwise agreeing to, consenting to or providing any support to any other plan of reorganization other than the Plan.

(c)                                  Agreement Not to Interfere.  For the avoidance of doubt, each Party also agrees that, as long as no Agreement Termination Event (as defined below) shall have occurred, (i) it will not object to, delay, postpone or take any other action to interfere, directly or indirectly, in any material respect with the approval, acceptance or implementation of the Plan, (ii) directly or indirectly solicit, propose, file or vote for any plan of reorganization of the Company other than the Plan or (iii) take any other action, including but not limited to, initiating any legal

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proceeding, that is materially inconsistent with, or that would prevent or delay consummation of, the Plan.

Section 4.                                          Representations, Warranties, and Covenants.  Each of the Parties represents, warrants, and covenants to each other Party, as of the date of this Agreement, as follows (each of which is a continuing representation, warranty, and covenant):

4.01.                        Enforceability.  It is validly existing and in good standing under the laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditor’s rights generally or by equitable principles relating to enforceability or a ruling of the Bankruptcy Court.

4.02.                        No Consent or Approval.  Except as expressly provided in this Agreement or in the Bankruptcy Code (including the consent of the Bankruptcy Court), no consent or approval is required by any other Person or entity in order for it to carry out the Restructuring in accordance with the Plan and perform its respective obligations under this Agreement.

4.03.                        Power and Authority.  It has all requisite power and authority to enter into this Agreement and, subject to necessary Bankruptcy Court approval, to carry out the Restructuring in accordance with the Plan and perform its respective obligations under this Agreement.

4.04.                        Authorization.  The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.  The Company further represents and warrants that its board of directors has approved by all requisite action all of the terms of the Plan set forth in the Term Sheet.

4.05.                        No Conflict.  The execution, delivery and performance by it of this Agreement does not and shall not (a) violate any provision of law, rule or regulation applicable to it or its certificate of incorporation or by-laws (or other organizational document) or (b) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, any material contractual obligation to which it is a party or under its certificate of incorporation or by-laws (or other organizational documents).

4.06.                        Ownership by Parties.

(a)                                  Each Consenting Lender represents and warrants as to itself only, severally and not jointly with any other Consenting Lender, to each of the other Parties hereto that, as of the date such Party executes this Agreement, (i) such Consenting Lender either (A) is the sole legal and beneficial owner of the aggregate principal amount of Claims set forth on its signature page, in each case free and clear of all claims, liens, and encumbrances, other than ordinary course pledges and/or swaps, or (B) has investment or voting discretion or control with respect to discretionary accounts for the holders or beneficial owners of the aggregate principal amount of Claims set forth on its signature page and has the power and authority to bind the beneficial owner(s) of such Claims to the terms of this Agreement and (ii) such Consenting Lender has full power and authority to vote on and consent to all matters concerning such Claims and to exchange, assign, and transfer such Claims.

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(b)                                 Restrictions on Transfers.  Each Consenting Lender party hereto agrees that it shall not sell, transfer, hypothecate or assign (each, a “Transfer”) any of its Claims or any right or interest (voting or otherwise) therein; provided, however, that any Consenting Lender may (i) freely Transfer any of its Post-Effective Date Claims (as defined below) to any Person without such Post-Effective Date Claims being or becoming subject to this Agreement and (ii) Transfer any of its Claims that are not Post-Effective Date Claims (so long as such Transfer is not otherwise prohibited by any order of the Bankruptcy Court), to an entity (each, a “Transferee Lender”) that agrees in writing, in the form attached hereto as Exhibit B (a “Transferee Joinder “), to be bound by the terms of this Agreement.  Subject to the terms and conditions of any order of the Bankruptcy Court, each Consenting Lender agrees to provide FairPoint and the Administrative Agent with a copy of any Transferee Joinder executed by such Party.  Any Consenting Lender that Transfers its Claims to its Affiliate pursuant to a Transferee Joinder shall remain liable for breach of this Agreement by such Affiliate.

(c)                                  Additional Interests.  Nothing herein should be construed to restrict a Consenting Lender’s right to acquire Claims after the Effective Date. To the extent any Consenting Lender acquires any Claims after the Effective Date, each such Consenting Lender agrees that such Claims shall be automatically treated consistent with this Agreement and that such Consenting Lender shall be bound by and subject to this Agreement with respect to such acquired Claims; provided, that from and after the Effective Date any Consenting Lender may (i) acquire Claims that are not then subject to the terms of this Agreement (i.e such Claims being acquired are not owned by a Consenting Lender on the date of this Agreement) (such claims, the “Post-Effective Date Claims”) and (ii) sell or assign any Post-Effective Date Claims without such Post-Effective Date Claims being or becoming subject to this Agreement; provided further, that during the time that any Post-Effective Date Claim is owned by a Consenting Lender, such Consenting Lender shall not take any action in respect of such Post-Effective Date Claim that is inconsistent with this Agreement and shall treat such Post- Effective Date Claim in accordance with this Agreement (other than the ability to sell or assign the same free of the provisions of this Agreement), including voting such Post-Effective Date Claim to accept the Plan if on the date which is seven (7) days prior to the expiration of the solicitation period for the Plan, such Consenting Lender still owns such Post-Effective Date Claim on such date.

(d)                                 Additional Lender Parties.  Any Pre-Petition Lender may, at any time after the Effective Date, become a party to this Agreement as a Consenting Lender (any such Pre-Petition Lender, an “Additional Lender Party”) by executing a joinder agreement in the form attached as Exhibit C hereto (an “Additional Lender Joinder”), pursuant to which such Additional Lender Party will agree to be bound by the terms of this Agreement as a Consenting Lender hereunder.

Section 5.                                          Termination Events.

5.01.                        Consenting Lender Termination Events.  This Agreement and the obligations hereunder shall be terminated, unless waived by the Requisite Consenting Lenders, upon the occurrence of any of the following events (each, a “Consenting Lender Termination Event”):

(a)                                  at 5:00 P.M. Eastern Time on October 30, 2009 if the Petition Date has not occurred on or before such date;

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(b)                                 at 5:00 P.M. Eastern Time on the 45th day after the Petition Date if the Plan containing the terms set forth in the Term Sheet has not been filed by the Company with the Bankruptcy Court on or before such date (the date of the filing of the Plan with the Bankruptcy Court being referred to herein as the “Plan Filing Date”);

(c)                                  at 5:00 P.M. Eastern Time on the 150th day after the Plan Filing Date if the Plan has not been confirmed by an order (the “Confirmation Order”) of the Bankruptcy Court on or before such date (the date of entry of the Confirmation Order by the Bankruptcy Court being referred to herein as the “Plan Confirmation Date”);

(d)                                 at 5:00 P.M. Eastern Time on the 120th day after the Plan Confirmation Date, unless on or before such date (x) the Confirmation Order shall not have been stayed, reversed, vacated or otherwise modified (unless otherwise consented to in writing by the Requisite Consenting Lenders); there shall be no appeal or petition for rehearing or certiorari pending in respect of the Confirmation Order and the time to appeal and file any such petition shall have lapsed and (y) substantial consummation (as defined in Section 1101 of the Bankruptcy Code) of the Plan shall have occurred (the date on which the items in clauses (x) and (y) occur being referred to herein as the “Plan Consummation Date”);

(e)                                  the Bankruptcy Court shall have entered an order pursuant to Section 1104 of the Bankruptcy Code appointing a trustee or an examiner with expanded powers to operate and manage the Company’s business;

(f)                                    the Bankruptcy Court shall have entered an order dismissing any of the Bankruptcy Cases or an order pursuant to the Bankruptcy Code converting any of the Bankruptcy Cases to a case or cases under Chapter 7 of the Bankruptcy Code;

(g)                                 the filing by the Company of any motion or pleading with the Bankruptcy Court that is not consistent with this Agreement or the Plan, and such motion or pleading is not withdrawn within five (5) business days of notice thereof by any Consenting Lender to FairPoint (or, in the case of a motion that has already been approved by the Bankruptcy Court at the time FairPoint is provided with such notice by a Consenting Lender, such motion not is stayed, reversed or vacated within five (5) business days of such notice);

(h)                                 the Company files, proposes or otherwise supports, or fails to actively oppose any (x) plan of reorganization containing terms different than those contained in the Term Sheet or (y) amendment or modification to the Plan containing any terms that are inconsistent with the Term Sheet unless such amendment or modification is otherwise consented to in writing by the Requisite Consenting Lenders in their sole discretion;

(i)                                     on or after the date hereof, the Company engages in any merger, consolidation, disposition, acquisition, investment, dividend, incurrence of indebtedness or other similar transaction outside the ordinary course of business, other than (x) the commencement of the Cases, (y) the incurrence of indebtedness in respect of debtor-in-possession financing on the terms set forth in Exhibit D hereto or (z) dispositions of assets with an aggregate fair market value not in excess of $5,000,000 for all such dispositions;

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(j)                                     an extraordinary event occurs that is not contemplated in the Company’s business plan provided to the Consenting Lenders prior to the date hereof, and such event has a material adverse effect on the business, assets, financial condition or prospects of the Company;

(k)                                  the material breach by the Company of any of the undertakings, representations, warranties or covenants of the Company set forth in this Agreement and such breach shall continue unremedied by the Company for a period of five (5) business days after notice thereof has been given by a Consenting Lender to FairPoint;

(l)                                     the Bankruptcy Court grants relief that is inconsistent with this Agreement or the Plan and such inconsistent relief is not dismissed, vacated or modified to be consistent with this Agreement and the Plan within (5) business days after notice thereof has been given by a Consenting Lender to FairPoint; or

(m)                               there shall occur any of the following events after the date hereof:  (x) the revocation or removal of the operating license of FairPoint or any of its Subsidiaries by the PUC or the FCC in a state where the Company has material operations or conducts a material amount of business or (y) the entry of any order or the taking of any other action by the PUC or the FCC that materially impairs the ability of the Company to operate its business in the manner in which it operates on the date hereof, and in the case of each of clauses (x) and (y), such action by the PUC or the FCC is not stayed, reversed or vacated within fifteen (15) days after the occurrence thereof.

The Company hereby acknowledges and agrees that the termination of this Agreement and the obligations hereunder as a result of a Consenting Lender Termination Event, and any notice provided by any Consenting Lender to FairPoint pursuant any of the provisions of this Section 5.01, will not violate the automatic stay.

5.02.                        Company Termination Events. This Agreement and the obligations hereunder shall be terminated, unless waived by the Company, upon the occurrence of any of the following events (each a “Company Termination Event”; and together with the Consenting Lender Termination Events, each an “Agreement Termination Event” and collectively, the “Agreement Termination Events”) by the giving of written notice thereof to the Consenting Lenders:

(a)                                  if any of the covenants of the Consenting Lenders in this Agreement is materially breached by any Consenting Lender, and such breach (x) is not cured within five (5) business days after receipt of written notice from FairPoint to the Consenting Lenders of such breach and (y) has a material adverse effect on the Company or its ability to consummate the Plan in accordance with the terms of the Term Sheet;

(b)                                 the board of directors of the Company has determined in good faith, after consultation with legal counsel, that the taking of any action under this Agreement would be inconsistent with its applicable fiduciary obligations;

(c)                                  if the Bankruptcy Court enters an order denying the confirmation of the Plan; and

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(d)                                 at 5:00 P.M. Eastern Time on the 180th day after the Plan Filing Date if the Plan Confirmation Date has not occurred on or prior to such date; provided, that a Company Termination Date shall not be deemed to have occurred under this clause (d) unless the Company has used its best efforts to cause the Plan Confirmation Date to occur on or prior to such date.

5.03.                        Effect of Agreement Termination Event.  Upon the occurrence of an Agreement Termination Event, (i) this Agreement shall be of no further force and effect and each Party hereto shall be released from its commitments, undertakings and agreements under or related to this Agreement and the Plan and shall have the rights and remedies that it would have had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement, (ii) any and all consents tendered by the Parties prior to such termination shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring, this Agreement, the Plan or otherwise, and (iii) if Bankruptcy Court permission shall be required for a Party to change or withdraw (or cause to be changed or withdrawn) its vote in favor of the Plan, no Party to this Agreement shall oppose any attempt by such Party to change or withdraw (or cause to be changed or withdrawn) such vote.

Section 6.                                          Miscellaneous.

6.01.                        Complete Agreement.  This Agreement is the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, between the Parties with respect thereto, to the maximum extent they relate in any way to the subject matter hereof.  No claim of waiver, modification, consent or acquiescence with respect to any provision of this Agreement shall be made against any Party, except on the basis of a written instrument executed by or on behalf of such Party.

6.02.                        Admissibility of this Agreement.  Each of Parties hereby agrees that this Agreement, the Term Sheet and all documents, agreements and negotiations relating thereto shall not, pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, be admissible into evidence or constitute an admission or agreement in any proceeding involving a Party, other than a proceeding to enforce the terms of this Agreement and/or support the confirmation of the Plan.

6.03.                        Several, Not Joint, Obligations.  The agreements, representations, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

6.04.                        Parties, Succession and Assignment.  This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors, assigns, heirs, executors, administrators and representatives.  No rights or obligations of any Party under this Agreement may be assigned or transferred to any other Person or entity except as otherwise contemplated herein.  Nothing in this Agreement, express or implied, shall give to any Person or entity, other than the Parties, any benefit or any legal or equitable right, remedy or claim under this Agreement.

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6.05.                        No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns as expressly set forth in this Agreement.

6.06.                        Specific Performance.  Each Party hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement may cause the other Parties to sustain damages for which such Parties would not have an adequate remedy at law for money damages, and therefore each Party hereto agrees that in the sole event of any breach the other Parties shall be entitled to seek the remedy of specific performance or injunctive relief to enforce such covenants and agreements.

6.07.                        Remedies Cumulative.  All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

6.08.                        Interpretation.  This Agreement is the product of negotiations between the Parties, and the enforcement or interpretation hereof is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.

6.09.                        Counterparts.  This Agreement may be executed and delivered in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  Delivery of an executed copy of this Agreement shall be deemed to be a certification by each Person executing this Agreement on behalf of a Party that such Person and Party has been duly authorized and empowered to execute and deliver this Agreement and each other Party may rely on such certification.  Delivery of any executed signature page of this Agreement by telecopier, facsimile or electronic mail shall be as effective as delivery of a manually executed signature page of this Agreement.

6.10.                        Further Assurances.  Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, from time to time, to effectuate, as applicable, the intent of this Agreement.

6.11.                        Amendments and Waivers.  No amendment of any term or provision of this Agreement or the Plan shall be valid unless the same shall be in writing and signed by the Company and the Requisite Consenting Lenders.  No waiver of any term or provision of this Agreement or of the Plan or of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Requisite Consenting Lenders (except in the case of a Company Termination Event, the waiver of which shall be in a writing signed by the Company), nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation, or breach of warranty or covenant.  The failure of any Party to

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exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other Party with its obligations hereunder shall not constitute a waiver by such Party of its right to exercise any such or other right, power or remedy or to demand such compliance.  As used in this Agreement, (a) “Requisite Consenting Lenders” shall mean (x) at all times prior to the date (the “Threshold Date”) on which the aggregate amount of Claims owned and/or controlled by Consenting Lenders (other than Steering Committee Lenders (as defined below)) is greater than or equal to twenty percent (20%) of the aggregate amount of Claims owned and/or controlled by all Prepetition Lenders, all of the Steering Committee Lenders and (y) at all times on and after the Threshold Date, (i) in the case of a Material Amendment/Waiver (as defined below), all of the Consenting Lenders, (ii) in the case of any amendment or waiver of any of the provisions of the Plan set forth in Section 8(iv) of the Term Sheet, all of the Steering Committee Lenders and (iii) in the case of any other amendment or waiver of any term or provision of this Agreement or the Plan, all of the Steering Committee Lenders and the Majority Non-Steering Committee Consenting Lenders (as defined below); (b) “Material Amendment/Waiver” shall mean any amendment or waiver of (i) any term or provision of this Agreement or the Plan, the effect of which is to modify the form of, or decrease the amount or percentage of, the recovery (or any component thereof) to be paid, issued or distributed to the Pre-Petition Lenders (or any one of them) pursuant to the terms of the Plan set forth in the Term Sheet, (ii) any term or provision of this Agreement or the Plan (other than any of the provisions of the Plan set forth in Section 8(iv) of the Term Sheet), the effect of which is to modify the form of, or increase the amount or percentage of, the recovery (or any component thereof) to be paid, issued or distributed to any Person(s) (other than the Pre-Petition Lenders) pursuant to the terms of the Plan set forth in the Term Sheet, (iii) any of the terms or provisions of clauses (a) — (d) of Section 5.01 of this Agreement, the effect of which is to extend any of the time periods specified therein for a period of greater than fifteen (15) days, (iv) any of the provisions of this Section 6.11 or (v) any of the other material terms or provisions of this Agreement or the Plan (other than any of the provisions of the Plan set forth in Section 8(iv) of the Term Sheet); (c) “Steering Committee Lenders” shall mean those Pre-Petition Lenders that are members of the steering committee formed in connection with the Pre-Petition Credit Agreement; and (d) “Majority Non-Steering Committee Consenting Lenders” shall mean Consenting Lenders (other than Steering Committee Lenders) holding more than fifty percent (50%) of the aggregate amount of Claims held by those Consenting Lenders that are not Steering Committee Lenders.

6.12.                        Notices.  All notices hereunder shall be in writing and delivered by facsimile, e-mail, courier or registered or certified mail (return receipt requested) to the address, facsimile number or e-mail address (or at such other address, facsimile number or e-mail address as shall be specified by like notice) set forth on the signature page for such Party.  Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter; and any notice, if transmitted by e-mail shall be deemed given upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next business day for the recipient,

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6.13.                        Waiver.  If the Plan is not consummated, or following the occurrence of an Agreement Termination Event or the termination of this Agreement, nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their respective rights.

6.14.                        Construction.  Except where the context otherwise requires, words importing the masculine gender shall include the feminine and the neutral, if appropriate, words importing the singular number shall include the plural number and vice versa.

6.15.                        Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction the remaining terms and provisions hereof.

6.16.                        Headings.  The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction or interpretation of any term or provision hereof and shall not affect in any way the meaning or interpretation of this Agreement.

6.17.                        Incorporation of Schedules and Exhibits.  The exhibits and schedules attached hereto and identified in this Agreement are incorporated herein by reference and made a part hereof.

6.18.                        WAIVER OF TRIAL BY JURY.  EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RESTRUCTURING.

6.19.                        Submission to Jurisdiction.  By its execution and delivery of this Agreement, subject to the commencement of the Bankruptcy Cases, each of the Parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the Bankruptcy Court for purposes of any action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby.  Each Party irrevocably waives, to the fullest extent permitted by applicable laws, any objection it may have now or hereafter to the venue of any action, suit or proceeding brought in such court or to the convenience of the forum.

6.20.                        GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

6.21.                        Fees and Expenses.  The Company agrees to pay all reasonable out-of-pocket fees and expenses (including reasonable fees and expenses of counsel) of the Administrative Agent and each Consenting Lender holding more than 10% of the Claims incurred in connection with this Agreement, the Term Sheet, the Plan, the Restructuring and the transactions contemplated thereby.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

FAIRPOINT COMMUNICATIONS, INC.

FAIRPOINT BROADBAND, INC.

MJD VENTURES, INC.

MJD SERVICES CORP.

S T ENTERPRISES, LTD.

FAIRPOINT CARRIER SERVICES, INC.

FAIRPOINT LOGISTICS, INC

BE MOBILE COMMUNICATIONS, INCORPORATED

BENTLEYVILLE COMMUNICATIONS CORPORATION

BERKSHIRE CABLE CORP.

BERKSHIRE CELLULAR, INC.

BERKSHIRE NET, INC.

BERKSHIRE NEW YORK ACCESS, INC.

BERKSHIRE TELEPHONE CORPORATION

BIG SANDY TELECOM, INC.

BLUESTEM TELEPHONE COMPANY

C & E COMMUNICATIONS, LTD.

CHAUTAUQUA & ERIE COMMUNICATIONS, INC.

CHAUTAUQUA AND ERIE TELEPHONE CORPORATION

CHINA TELEPHONE COMPANY

CHOUTEAU TELEPHONE COMPANY

COLUMBINE TELECOM COMPANY

COMERCO, INC.

COMMTEL COMMUNICATIONS INC.

COMMUNITY SERVICE TELEPHONE CO.

C-R COMMUNICATIONS, INC.

C-R LONG DISTANCE, INC.

C-R TELEPHONE COMPANY

EL PASO LONG DISTANCE COMPANY

ELLENSBURG TELEPHONE COMPANY

ELLTEL LONG DISTANCE CORP.

ENHANCED COMMUNICATIONS OF NORTHERN NEW ENGLAND INC.

EXOP OF MISSOURI, INC.

FAIRPOINT COMMUNICATIONS MISSOURI, INC.

FAIRPOINT COMMUNICATIONS SOLUTIONS CORP. — NEW YORK

FAIRPOINT COMMUNICATIONS SOLUTIONS CORP. — VIRGINIA

FAIRPOINT VERMONT, INC.

FREMONT BROADBAND, LLC

FREMONT TELCOM CO.

FRETEL COMMUNICATIONS, LLC

GERMANTOWN LONG DISTANCE COMPANY

GIT-CELL, INC.

GITCO SALES, INC.

GTC COMMUNICATIONS, INC.

GTC FINANCE CORPORATION
GTC, INC.
MAINE TELEPHONE COMPANY
MARIANNA AND SCENERY HILL TELEPHONE COMPANY
MARIANNA TEL, INC.
NORTHERN NEW ENGLAND TELEPHONE OPERATIONS LLC
NORTHLAND TELEPHONE COMPANY OF MAINE, INC.
ODIN TELEPHONE EXCHANGE, INC.
ORWELL COMMUNICATIONS, INC.
PEOPLES MUTUAL LONG DISTANCE COMPANY
PEOPLES MUTUAL SERVICES COMPANY
PEOPLES MUTUAL TELEPHONE COMPANY
QUALITY ONE TECHNOLOGIES, INC.
RAVENSWOOD COMMUNICATIONS, INC.
SIDNEY TELEPHONE COMPANY
ST COMPUTER RESOURCES, INC.
ST LONG DISTANCE, INC.
ST. JOE COMMUNICATIONS, INC.
STANDISH TELEPHONE COMPANY
SUNFLOWER TELEPHONE COMPANY, INC.
TACONIC TECHNOLOGY CORP.
TACONIC TELCOM CORP.
TACONIC TELEPHONE CORP.
TELEPHONE OPERATING COMPANY OF VERMONT LLC
TELEPHONE SERVICE COMPANY
THE COLUMBUS GROVE TELEPHONE COMPANY
THE EL PASO TELEPHONE COMPANY
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THE ORWELL TELEPHONE COMPANY
UI COMMUNICATIONS, INC.
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UI TELECOM, INC.
UNITE COMMUNICATIONS SYSTEMS, INC.
UTILITIES, INC.
YATES CITY TELEPHONE COMPANY
YCOM NETWORKS, INC.

By:	/s/ Shirley J. Linn
Name: Shirley J. Linn
Title: Executive Vice President

Address for the Company:

FairPoint Communications, Inc.

521 East Morehead Street

Suite 250

Charlotte, NC 28202

Attention:  Alfred Giammarino

Fax:
Email: agiammarino@fairpoint.com

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                                                              , a Consenting Lender

By:	[Signature Pages of Consenting Lenders]
Name:
Title:

Total principal amount of Claims of such Consenting Lender (whether owned directly by such Consenting Lender or for which such Consenting Lender has investment or voting discretion or control):	$

Address:

Attention:

Fax:
Email:

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EXHIBIT A

TERM SHEET

FAIRPOINT COMMUNICATIONS, INC. AND AFFILIATES

CHAPTER 11 PLAN TERM SHEET

THIS TERM SHEET IS NOT AN OFFER OR A SOLICITATION WITH RESPECT TO ANY SECURITIES OF FAIRPOINT COMMUNICATIONS, INC. OR ITS SUBSIDIARIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN.  ANY SUCH OFFER OR SOLICITATION SHALL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.

THIS TERM SHEET MAY NOT BE DISTRIBUTED WITHOUT THE EXPRESS WRITTEN CONSENT OF FAIRPOINT COMMUNICATIONS, INC.  THIS TERM SHEET IS A SETTLEMENT PROPOSAL IN FURTHERANCE OF SETTLEMENT DISCUSSIONS AND IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

1.             Summary of Transaction.  This term sheet (this “Term Sheet”) describes a proposed restructuring (the “Restructuring”) for FairPoint Communications, Inc. (“FairPoint Communications”), and each of its direct and indirect subsidiaries (collectively, “FairPoint” or the “Company”) pursuant to a joint plan of reorganization (the “Plan”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”).  The Plan would be filed in connection with FairPoint’s contemplated chapter 11 cases.  Subject to the satisfaction or waiver of the conditions described below, the Restructuring described herein is supported by the steering committee of lenders (the “Steering Committee Lenders”)(1) party to the Credit Agreement dated as of March 31, 2008 (as amended, the “Credit Agreement”) among FairPoint Communications, Northern New England Spinco Inc. (“Spinco”), Bank of America, N.A., as administrative agent (in such capacity, the “Agent”),(2) the Steering Committee Lenders and the other lenders party thereto (collectively, the “Lenders”), and certain other parties thereto.  This Term Sheet does not include a description of all of the terms, conditions and other provisions that are to be contained in the Plan and the related definitive documentation governing the Restructuring.  The term “Consenting Lenders” as used herein shall mean collectively the Steering Committee Lenders and any other Lenders that, with the Company’s consent, subsequently become party to that certain Plan Support Agreement, dated as of October 25, 2009 (the “PSA”).  The term “Effective Date” as used herein shall mean the date on which the definitive documents for the Plan become effective in accordance with their terms.

(1)                                  The Steering Committee Lenders are Bank of America, N.A., Angelo Gordon & Co., Paulson & Co., Inc., Lehman Brothers Holdings, Inc., CoBank, ACB and Wachovia Bank, N.A., each in their individual capacity and not in any other capacity

(2)                                  On January 21, 2009, FairPoint entered into an amendment to the Credit Agreement under which Lehman Commercial Paper Inc. resigned, as administrative agent and collateral agent, and was replaced by Bank of America, N.A., as administrative agent and collateral agent.

2.             Commencement of Chapter 11 Cases

(a)                  Chapter 11 Cases.  FairPoint shall file voluntary petitions for reorganization under chapter 11 of the Bankruptcy Code on or before October 31, 2009 (the “Petition Date”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).

(b)                  Chapter 11 Plan and Disclosure Statement.  Within forty-five (45) days after the Petition Date (the “Plan Deadline”), FairPoint shall file the Plan and the disclosure statement for the Plan (the “Disclosure Statement”).

3.             Chapter 11 Financing.  Certain of the Steering Committee Lenders have agreed to provide a senior secured debtor-in-possession revolving credit facility (the “DIP Facility”) substantially on terms set forth in a term sheet annexed as Exhibit C to the PSA (the “DIP Term Sheet”) providing for extensions of credit in an aggregate principal amount not to exceed $75,000,000, with a letter of credit subfacility in an aggregate amount of $30,000,000, subject to certain conditions, including the receipt of credit approvals and the approval of the Bankruptcy Court.  Letters of credit issued and outstanding under the Credit Agreement as of the Petition Date may be replaced, at the Company’s option, by letters of credit issued under the DIP Facility.

4.             Adequate Protection.  In connection with the approval of the DIP Facility, the Company shall seek to grant the Lenders adequate protection in the form of replacement liens and superpriority claims as set forth in the DIP Term Sheet.  FairPoint has advised the Consenting Lenders that the Company does not intend to pay interest under the Credit Agreement to the Lenders during the Company’s chapter 11 cases.

5.             Reorganized Company Capital Structure.

(a)                  New Revolver.  On the Effective Date of the Plan all borrowings and other extensions of credit under the DIP Facility will roll into a revolving credit exit facility (the “New Revolving Facility”).  The terms of the New Revolving Facility shall be set forth in a separate term sheet, and shall include the following material terms:

•                  5 year maturity

•                  Interest at LIBOR + 4.5%, with no LIBOR floor

•                  Letter of credit sub-limit of $30 million

•                  Covenants, reps and warranties and events of default as may be mutually agreed to by the Agent, the Steering Committee Lenders and the Company.

(b)                  New Term Loan.  On the Effective Date, reorganized FairPoint Communications shall enter into a new $1 billion secured term loan agreement (the “New Term Loan”), which shall be guaranteed by those subsidiaries of FairPoint Communications that have guaranteed repayment of the DIP Facility.  The New Term Loan shall include the following material terms:

•                  The New Term Loan shall be secured by the same collateral as the collateral which secures the DIP Facility

•                  5 year maturity

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•                  Interest at LIBOR + 4.50%, with a LIBOR floor of 2.00%

•                  No upfront fee

•                  Mandatory prepayment at par, upon certain conditions to be determined

•                  Optional prepayment at anytime at par

•                  Amortization Schedule — Year 1: 1% annually, Year 2: 1% annually, Year 3: 5% annually, Year 4: 15% annually, and Year 5: 15% (5% per quarter for the first 3 quarters) with 63% bullet payment in 4th quarter.

•                  Amortization occurs quarterly commencing upon the first full quarter after the Company emerges from the chapter 11 cases.

•                  If the Company’s consolidated leverage ratio is above 2.0x at the end of the fiscal year, the Company shall be subject to a sweep of 75% of its Excess Cash Flow (to be defined in a manner reasonably satisfactory to the Steering Committee Lenders) based upon an annual test and paid in the subsequent quarter with the first test occurring for fiscal year 2010 and payable in fiscal 2011.  If the Company’s consolidated leverage ratio is below 2.0x at the end of the fiscal year, such sweep shall be reduced to 50% of the Company’s Excess Cash Flow.

•                  Any sweep of the Company’s Excess Cash Flow by the Lenders shall be applied pro rata against obligations in accordance with the Amortization Schedule.

•                  If the Company’s consolidated total leverage ratio is below 2.0x at the end of the fiscal year, the Company shall be permitted to pay dividends with its share of Excess Cash Flow.

•                  Financial covenants will only include interest coverage and leverage ratio tests.  Such tests will first occur in the first full quarter following the Effective Date (as calculated in each case in accordance with Schedule 1 hereto).

•                  Usual and customary affirmative and negative covenants as may be mutually agreed to by the Agent, the Steering Committee Lenders and the Company.

(c)                  New Common Stock.  Reorganized FairPoint Communications shall issue a single class of common stock (the “New Common Stock”) on the Effective Date of the Plan, which stock shall be deemed fully paid and non-assessable.  All New Common Stock issued will be subject to dilution upon the exercise of warrants, options and/or the granting of restricted stock in connection with the Long Term Incentive Plan (as defined below) and the Unsecured Warrants (as defined below).

(d)                  Options / Restricted Stock / Warrants. There shall be reserved sufficient shares of New Common Stock to provide for the issuance of securities pursuant to the Long Term Incentive Plan (as defined below), any Unsecured Common Stock (as defined below) and any Unsecured Warrants (as defined below).

6.             Plan Distributions/Treatment.

(a)                  Credit Agreement Claims:  All claims arising under the Credit Agreement and all documents and agreements related thereto (including, without limitation, swap obligations secured ratably therewith, collectively the “Credit Agreement Claims”) shall be deemed allowed in an amount equal to principal plus interest

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and all other amounts due under the Credit Agreement.  On the Effective Date, each holder of a Credit Agreement Claim shall receive the following, in full and complete satisfaction of such holder’s Credit Agreement Claim:

(i)                             its pro rata share of the New Term Loan;

(ii)                          its pro rata share of 98% of newly issued New Common Stock, subject to the issuance of securities pursuant to the Long-Term Incentive Plan, the Unsecured Common Stock and the Unsecured Warrants, as the case may be; provided, however, that if the class of FairPoint Communications Unsecured Claims does not accept the Plan, each holder of a Credit Agreement Claim shall receive its pro rata share of 100% of newly issued New Common Stock, subject to the securities to be issued under the Long-Term Incentive Plan; and

(iii)                       its pro rata share of cash in an amount equal to all cash of the Company on the Effective Date in excess of $40 million after taking into account all cash payments required to be paid under the Plan on or after the Effective Date, including, but not limited to, amounts required to be paid to satisfy allowed administrative expenses, allowed claims, payments due under the KEIP (as defined below), and cure payments for assumed executory contracts.

(b)                  FairPoint Communications Unsecured Claims:  On the Effective Date, each holder of an allowed unsecured claim against FairPoint Communications (collectively, “FairPoint Communications Unsecured Claims”), including but not limited to holders of claims arising under (a) the 13 1/8% Senior Notes due April 1, 2018, and (b) the 13 1/8% Senior Notes due April 2, 2018 ((a) and (b) collectively, the “Senior Notes”), shall receive the following, in full and complete satisfaction of such FairPoint Communications Unsecured Claims:

(i)                                     If the class of FairPoint Communications Unsecured Claims votes to accept the Plan, each holder of an allowed FairPoint Communications Unsecured Claim shall receive its pro rata share of (A) 2% of the newly issued New Common Stock (the “Unsecured Common Stock”), subject to the issuance of securities pursuant to the Long-Term Incentive Plan, and the Unsecured Warrants, and (B) warrants to purchase up to 5% of the New Common Stock, which warrants shall have a seven-year term and be exercisable at a strike price equal to a $2.25 billion total enterprise value (the “Unsecured Warrants”), subject to the securities issued pursuant to the Long-Term Incentive Plan; or

(ii)                                  If the class of FairPoint Communications Unsecured Claims votes to reject the Plan, holders of FairPoint Communications Unsecured Claims shall not receive any distributions under the Plan on account of their claims.

(c)                  Capgemini Agreements.  Each Consenting Lender acknowledges that the Company will seek to assume the agreements with Capgemini (as such agreements have been modified pursuant to that certain Settlement Agreement and Release, dated as of October 9, 2009) and waives any objection thereto.

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(d)                  NNE Operating Companies Unsecured Claims: The allowance of unsecured claims and the treatment of unsecured claims against FairPoint Logistics, Inc., Northern New England Telephone Operations LLC, Telephone Operating Company of Vermont LLC, and/or Enhanced Communications of Northern New England Inc. (collectively, the “NNE Operating Companies”), including any claims held by state public utility commissions relating to the NNE Operating Companies’ alleged failure to satisfy certain service quality indicators, shall be determined at a later date on terms reasonably satisfactory to the Steering Committee Lenders and the Company.

(e)                  “Legacy” Companies Unsecured Claims:  On the Effective Date or as soon thereafter as is practicable, each holder of an allowed unsecured claim against any subsidiary of FairPoint Communications that is not an NNE Operating Company (collectively, “Legacy Unsecured Claims”) shall, in the reorganized Company’s sole discretion, either (i) be paid in full in cash, or (ii) receive a 24-month note payable after the Effective Date in the principal amount of such allowed Legacy Unsecured Claim, with interest accruing at 5% per annum, in full and complete satisfaction of such allowed Legacy Unsecured Claim.

(f)                    Convenience Claims:  For purposes of the Plan, the term “Convenience Claim” shall include any FairPoint Communications Unsecured Claims that are (i) allowed in an amount of ten-thousand ($10,000) dollars or less or (ii) allowed in an amount greater than ten-thousand ($10,000) dollars but which are reduced to ten-thousand ($10,000) dollars by an irrevocable written election of the holders of such claims.  On the Effective Date or as soon thereafter as is practicable, each holder of an allowed Convenience Claim shall be paid in full in cash.

(g)                 Other Distributions.

(i)                                     Each holder of an allowed administrative claim, including claims of the type described in section 503(b)(9) of the Bankruptcy Code, shall receive payment in full (in cash) of the unpaid portion of its allowed administrative claim on the Effective Date or as soon thereafter as practicable (or, if payment is not then due, shall be paid in accordance with its terms) or pursuant to such other terms as may be agreed to by the holder of such claim and FairPoint.

(ii)                                  Allowed secured tax claims and allowed other secured claims shall be unimpaired.

(iii)                               Intercompany claims will be (at the election of FairPoint Communications or the entity holding such claim, in consultation with the Steering Committee Lenders) (1) released, waived and discharged as of the Effective Date, (2) contributed to the capital of the obligor corporation, (3) dividended or (4) remain unimpaired.

(iv)                              Claims subject to section 510(b) of the Bankruptcy Code shall not receive or retain any interest or property under the Plan on account of such claims.

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(v)                                 Holders of existing equity interests in FairPoint Communications shall not receive or retain any interest or property under the Plan on account of such interests.

7.             Other Plan Provisions/Means for Implementation.

(a)                  Board of Directors of Reorganized FairPoint Communications.  Reorganized FairPoint Communications shall have a nine-person board of directors (the “Board”), initially seven of whom shall be nominated by the Steering Committee Lenders (it being understood that the Steering Committee Lenders will consider residents of New England among the candidates for certain of the Board seats), one of whom shall be the CEO and one of whom shall be nominated by the holders of Senior Notes if the class of FairPoint Communications Unsecured Claims votes to accept the Plan.  If such class of unsecured claims does not accept the Plan, then the Steering Committee Lenders shall have the right to nominate eight persons to the Board.  Directors shall have a three-year term and shall be classified so as to ensure that approximately one third of the directors stand for election each year unless otherwise decided by the Steering Committee Lenders in consultation with the Company.  The Steering Committee Lenders shall have the option to reduce the initial number of Board members they are entitled to nominate to five members, it being understood that the overall size of the Board shall be reduced commensurately.  At least a majority of the directors serving on the Board shall be independent in accordance with the New York Stock Exchange listing manual rules.

(b)                  Assumption of Senior Management Agreements.  The Consenting Lenders will not object to the Company’s assumption of the existing executive agreements with David L. Hauser, Peter G. Nixon, Alfred C. Giammarino, Shirley J. Linn, Jeffrey Allen, and Susan L. Sowell, and acknowledge that the Company intends to assume such agreements in accordance with their terms on the Effective Date.

(c)                  Long Term Incentive Plan. The Reorganized Company shall implement a management incentive plan for senior management and selected employees of the Company, providing incentive compensation in the form of stock options and/or restricted stock in the Reorganized Company, on a fully diluted basis (the “Long-Term Incentive Plan”).  The Long-Term Incentive Plan shall be effective as of the Effective Date and shall be on the terms set forth on Schedule 2 hereto.

(d)                  KEIP.  The Consenting Lenders have agreed to support a key employee incentive plan on the terms set forth on Schedule 3 hereto (the “KEIP”).  The Company’s board of directors will consider approval of the KEIP at its November 9, 2009 board meeting and may require that certain modifications to the KEIP be made at that time.  The Company agrees that any such modifications shall not increase the compensation set forth in, or improve (from the point of view of the employees subject to the KEIP) the terms of, the KEIP set forth on Schedule 3.

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(e)                  Releases, Indemnification and D&O Insurance. Effective as of the date the Plan is confirmed, but subject to the occurrence of the Effective Date, and in consideration of the services of (a) the present and former directors, officers, members, employees, affiliates, agents, financial advisors, restructuring advisors, attorneys and representatives of or to the Company who acted in such capacities after the Petition Date; (b) the Agent and its affiliates and the other Lenders and their affiliates, and each of their respective directors, officers, affiliates, agents, partners, members, representatives, employees, financial advisors, restructuring advisors, attorneys and representatives who acted in such capacities after the Petition Date (the parties set forth in subsections (a) and (b), being the “Released Parties”), the Company, their respective chapter 11 estates and the reorganized Company and all holders of claims that accept the Plan shall release, waive and discharge unconditionally and forever each of the Released Parties from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever (including those arising under the Bankruptcy Code), whether known or unknown, foreseen or unforeseen, existing or hereinafter arising in law, equity, or otherwise, based in whole or in part on any act, omission, transaction, event or other occurrence: (i) taking place before the Petition Date in connection with or relating to FairPoint Communications or any of its direct or indirect subsidiaries; and (ii) in connection with, related to, or arising out of the Company’s chapter 11 cases, the pursuit of confirmation of the Plan, the consummation thereof, the administration thereof or the property to be distributed thereunder; provided that the foregoing shall not operate as a waiver of or release from any causes of action arising out of the willful misconduct or gross negligence of any Released Party.  In addition, the reorganized Company shall assume all existing indemnification obligations of the Company in favor of the directors of the Company who held such position on June 1, 2009, and the officers of the Company listed on Schedule 4  (whether in the Company’s bylaws, contracts or otherwise).  The reorganized Company’s indemnification obligation to such individuals shall be limited in the aggregate to $20 million.

(f)                    Injunction. From and after the Effective Date, all entities shall be permanently enjoined from commencing or continuing in any manner against the Company or the reorganized Company, their successors and assigns, and their assets and properties, as the case may be, any suit, action or other proceeding, on account of or respecting any claim, demand, liability, obligation, debt, right, cause of action, interest or remedy released or to be released pursuant to the Plan or the order confirming the Plan.

Except as otherwise expressly provided for in the Plan, from and after the Effective Date, all entities shall be precluded from asserting against the Company, the debtors in possession, the Company’s chapter 11 estates, the reorganized Company, the Agent and its affiliates and the other Lenders and their affiliates, any of their successors and assigns, and each of their respective current and former officers, directors, employees, partners, attorneys, financial advisors, accountants, investment bankers, investment advisors, actuaries, professionals, agents, affiliates and representatives (each of the foregoing in its individual capacity as such), and their assets and properties, any other claims or equity interests based upon any documents, instruments, or any act or omission,

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transaction or other activity of any kind or nature relating to the Company that occurred before the Effective Date.

The rights afforded in the Plan and the treatment of all claims and equity interests therein shall be in exchange for and in complete satisfaction of claims and equity interests of any nature whatsoever, including, without limitation, any interest accrued on claims from and after the Petition Date, against the Company or any of their assets, properties or estates.  On the Effective Date, all such claims against, and equity interests in the Company shall be fully released and discharged.  All entities shall be precluded from asserting against the Company, the Company’s estates, the reorganized Company, each of their respective successors and assigns, and each of their assets and properties, any other claims or equity interests based upon any documents, instruments or any act or omission, transaction or other activity of any kind or nature that occurred before the Effective Date.

(g)                 Rothschild Engagement.  The Agent has been provided with a copy of the letter agreement, dated May 12, 2009, whereby the Company engaged Rothschild, Inc. as financial advisor and investment banker (the “Rothschild Agreement”).  Each of the Consenting Lenders acknowledges the terms of the Rothschild Agreement and waives any objection thereto.

(h)                 Charter; Bylaws. The charter and bylaws of each of the Debtors shall have been restated in a manner consistent with section 1123(a)(6) of the Bankruptcy Code.

(i)                    Tax Issues. The terms of the Plan and the Restructuring contemplated by this Term Sheet shall be structured to preserve favorable tax attributes of the Company to the extent reasonably practicable. The Company shall consult with the Steering Committee Lenders on tax issues and matters of tax structure relating to the Plan and the restructuring contemplated by this Term Sheet, and such matters shall be reasonably acceptable to the Steering Committee Lenders.

(j)                    Registration Rights, Securities Listing, and Shareholder Rights.

On the Effective Date, reorganized FairPoint Communications will enter into a registration rights agreement (the “Registration Rights Agreement”) with each holder of greater than 10% of the New Common Stock.  Holders of New Common Stock entitled to demand such registrations shall be entitled to request an aggregate of two such registrations (or such provisions that the Postconfirmation board adopts); provided that, no such rights shall be demanded prior to the expiration of 180 days from the Effective Date.  Moreover, if any holder who is otherwise eligible to exercise rights under the Registration Rights Agreement becomes the holder of less than 7.5% of the New Common Stock, such holder’s rights under the Registration Rights Agreement shall terminate.  A form of the Registration Rights Agreement, including a form of shelf registration agreement if necessary, will be included in a supplement to the Plan.

Reorganized FairPoint Communications will use its reasonable best efforts to obtain a listing for the New Common Stock on one of the following national

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securities exchanges:  New York Stock Exchange, NASDAQ, Russell or any other comparable exchange.

(k)                Section 1145 Exemption.  The issuance of all securities under the Plan will be exempt from SEC registration under section 1145 of the Bankruptcy Code.

8.             Conditions Precedent.  The Plan shall include customary conditions to the Effective Date, including that:

(i)                             the Bankruptcy Court shall have entered an order confirming the Plan which has become final, or if not final, shall not be stayed;

(ii)                          the terms of the Plan and Disclosure Statement shall be reasonably satisfactory to the Consenting Lenders;

(iii)                               the treatment of inter-company claims and the assumption of post-reorganization operating contracts to be reasonably satisfactory to the Consenting Lenders; and

(iv)                              the Steering Committee Lenders’ obligations to support the Plan shall be null and void unless, prior to the Plan Deadline, the Company’s unions for the NNE Operating Companies agree to a minimum of $30 million in annualized cost reductions, which savings shall be ratified by such unions during the chapter 11 cases and implemented upon the Effective Date.

9.             Definitive Documentation.  FairPoint and the Consenting Lenders will negotiate in good faith to complete the documentation for the Plan consistent with the terms hereof, including, without limitation, all documents to consummate the Plan.  FairPoint and the Steering Committee Lenders agree that the terms of the New Revolving Facility and the New Term Loan shall be in substantially final form prior to the commencement of the hearing on the Disclosure Statement.

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Schedule 1

Financial Covenant Tests

FairPoint Communications Chapter 11 Plan Term Sheet

Schedule 1:  Term Loan Covenants

	Term Loan Financial Covenants
	LTM		LTM		LTM		LTM		LTM		LTM		LTM		LTM		LTM		LTM		LTM		LTM		LTM		2014 -
$000,000s	4Q10		1Q11		2Q11		3Q11		4Q11		1Q12		2Q12		3Q12		4Q12		1Q13		2Q13		3Q13		4Q13		2016
Total Debt / EBITDAR
Covenant	4.25	x	4.00	x	4.00	x	3.75	x	3.75	x	3.25	x	3.25	x	3.25	x	3.25	x	3.00	x	3.00	x	3.00	x	3.00	x	2.75	x
Company Plan	2.74	x	2.48	x	2.32	x	2.21	x	2.13	x	1.86	x	1.83	x	1.78	x	1.73	x	1.60	x	1.56	x	1.48	x	1.41	x
% Cushion	55%		62%		73%		70%		76%		75%		78%		82%		88%		88%		92%		102%		113%
Sr. Debt / EBITDAR
Covenant	3.75	x	3.50	x	3.50	x	3.25	x	3.25	x	2.75	x	2.75	x	2.75	x	2.75	x	2.50	x	2.50	x	2.50	x	2.50	x	2.25	x
Company Plan	2.74	x	2.48	x	2.32	x	2.21	x	2.13	x	1.86	x	1.83	x	1.78	x	1.73	x	1.60	x	1.56	x	1.48	x	1.41	x
% Cushion	37%		41%		51%		47%		52%		48%		50%		54%		59%		57%		60%		69%		77%
EBITDAR / Total Interest
Covenant	3.75	x	4.00	x	4.00	x	4.00	x	4.00	x	4.25	x	4.25	x	4.25	x	4.25	x	4.50	x	4.50	x	4.50	x	4.50	x	4.50	x
Company Plan	5.51	x	5.86	x	6.30	x	6.56	x	6.69	x	6.64	x	6.70	x	6.77	x	6.91	x	7.14	x	7.24	x	7.34	x	7.53	x
% Cushion	32%		32%		36%		39%		40%		36%		37%		37%		38%		37%		38%		39%		40%

Schedule 2

Long Term Incentive Plan Terms

FairPoint Communications Chapter 11 Plan Term Sheet

Schedule 2:  Long Term Incentive Plan

•      1.625% in Restricted Stock to be granted at exit, vesting ¼ at exit and  ¼  at each yearly anniversary to the top 25-30 executives, with allocations TBD by CEO and the new Board. To the extent that the CEO makes himself available to serve as a board member beyond the termination of his contract, such availability shall constitute service for purposes of vesting.

•      Additional Restricted Stock up to a total of 4% of the Company (including 1.625% to 1.75% at exit) to be available to the Board for future grants.

•      2.75% in Options struck at the higher of an enterprise value of $1.875 billion(1) and the weighted average trading price for the first 30 days upon emergence (second metric included to address potential tax issues) to be distributed to the top 75-80 executives (or more at new Board discretion in consultation with the CEO).  0.25% in Options to be distributed to the new Board at Exit, struck at the higher of an enterprise value of $1.875 billion(1) and the weighted average trading price for the first 30 days upon emergence (second metric included to address potential tax issues).  Vesting schedule will be the same as with Restricted Stock.

•      0.125% of Restricted Stock plus up to an additional 0.5% in Options (each the same as the Restricted Stock and Options described above) will be available to the new Board for distribution at Exit. These additional grants are in the new Board’s sole discretion, in consultation with the CEO, and are intended for distribution to that group of executives who had a qualitative impact, in the Board’s view, on an efficient and expeditious bankruptcy proceeding.

•      Additional Options up to 6% of the shares of the Company (including the 3%-3.5% granted at Exit) to be available to the Board for future grants.  All future options would be issued at the money at the time of the grant.

•      Those receiving a grant at Exit, for either Restricted Stock, Options, or both, would not be eligible for an additional grant until December 31, 2012; provided, however, that the new Board may authorize additional grants prior to that date for new hires or to incentivize officers who receive promotions or are assigned expanded responsibilities.

•      All employees must be employed at the time of any grant or vesting in order to receive such grant or vesting.  Any voluntary termination or termination with cause prior to a grant or vest date will resort in the forfeiture of such employee to receive such grant or vesting (except as in respect of the CEO as set forth above).

•      Restricted Stock and Options vest with change in control or termination without cause.

•      Options have a tenor of 10 years from grant date

(1)           Or such lower amount as may be agreed upon during the pendency of the Chapter 11 case by the Company and each of the Steering Committee members.

Schedule 3

The KEIP has not been approved by the board of directors of FairPoint and accordingly the schedule has been intentionally omitted.

Schedule 4

List of Officers

Alfred C. Giammarino

Brian M. Lippold

D. Brett Ellis

David L. Hauser

Gary C. Garvey

James K. Weigert

Jeffrey W. Allen

Lisa R. Hood

Michael S. Brown

Peter G. Nixon

Rose B. Cummings

Shirley J. Linn

Susan L. Sowell

Thomas E. Griffin

Vicky L. Weatherwax

EXHIBIT B

TRANSFEREE JOINDER

The undersigned (“Transferee”) hereby (i) acknowledges that it has read and understands the Plan Support Agreement, dated as of October 25, 2009 (the “Agreement”), by and among FairPoint Communications, Inc. (“FairPoint”), the subsidiaries of FairPoint party thereto, [Transferor’s Name] (“Transferor”), and certain other lenders party to the Pre-Petition Credit Agreement (as defined in the Agreement) and (ii) agrees to be bound by the terms and conditions thereof to the extent and in the same manner as if Transferee was a Consenting Lender thereunder, and shall be deemed a “Consenting Lender” and a “Party” under the terms of the Agreement.

Date Executed: , 2009

[Transferee’s name]

By:
Name:
Title:

Total principal amount of Claims of such Transferee(whether owned directly by such Transferee or for which such Transferee has investment or voting discretion or control):
$

Date:

[Address]
Attention:
Fax: [*]
Email:

EXHIBIT C

ADDITIONAL LENDER JOINDER

The undersigned (“Additional Lender Party”) hereby (i) acknowledges that it has read and understands the Plan Support Agreement, dated as of October 25, 2009 (the “Agreement”), by and among FairPoint Communications, Inc. (“FairPoint”), the subsidiaries of FairPoint party thereto, [Additional Lender Party Name] (“Additional Lender Party”), and certain other lenders party to the Pre-Petition Credit Agreement (as defined in the Agreement) and (ii) agrees to be bound by the terms and conditions thereof to the extent and in the same manner as if Additional Lender Party was a Consenting Lender thereunder, and shall be deemed a “Consenting Lender” and a “Party” under the terms of the Agreement.

Date Executed: , 2009

[Additional Lender Party’s name]

By:
Name:
Title:

Total principal amount of Claims of such Additional Lender Party (whether owned directly by such Additional Lender Party or for which such Additional Lender Party has investment or voting discretion or control):

$

Date:

[Address]
Attention:
Fax: [*]
Email:

EXHIBIT D

DIP FINANCING

FOR DISCUSSION PURPOSES ONLY

PRIVILEGED AND CONFIDENTIAL

NOT AN OFFER TO ENTER INTO A CONTRACT

FAIRPOINT COMMUNICATIONS, INC.

Outline of Terms and Conditions for Senior Secured
Debtor-In-Possession Revolving Credit Facility

The following Summary of Terms and Conditions (this “Term Sheet”) is intended for discussion purposes only.  This document is neither an expressed nor implied commitment by Bank of America, N.A., or any other Person to provide any financing or assist in providing the financing described herein, which commitment, if any, shall only be as set forth in a separate commitment letter or other applicable agreement.

Borrowers:

FairPoint Communications, Inc. (“FairPoint Communications”) and FairPoint Logistics, Inc. (together with FairPoint Communications, the “Borrowers”)  Each Borrower will be a debtor and debtor-in-possession in a case (such cases, collectively, the “Borrowers’ Cases”) commenced voluntarily under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).

Guarantors:

The obligations of the Borrowers shall be unconditionally guaranteed, on a joint and several basis, by (i) each subsidiary of FairPoint Communications (the “Subsidiary Guarantors”) that guaranteed the obligations of FairPoint Communications under the Credit Agreement, dated as of March 31, 2008 (as amended, the “Prepetition Credit Agreement”)(1), among FairPoint Communications, the lenders party thereto (the “Prepetition Lenders”), Bank of America, N.A., as administrative agent (in such capacity, the “Prepetition Agent”) and the other Persons party thereto and (ii) each of the other subsidiaries of FairPoint Communications that is not subject to regulation by a state public utility commission (the subsidiaries referenced in the foregoing clauses (i) and (ii) are collectively referred to herein as the “Guarantors”; the Guarantors and the Borrowers shall be referred to herein collectively as the “DIP Credit Parties”).  Each Guarantor will be a debtor and debtor-in-possession in a case (such cases, collectively, the “Guarantors’ Cases”; the Guarantors’ Cases and the Borrowers’ Cases are collectively referred to herein as the “DIP Credit Parties’ Cases”) pending under chapter 11 of the Bankruptcy Code.  For the purposes hereof, “Debtors” shall mean, collectively, the DIP Credit Parties and each other subsidiary of a Borrower that is a debtor and debtor-in-possession in a case (such cases, including, without limitation, the DIP Credit Parties’ Cases, collectively, the “Cases”) pending under chapter 11 of the Bankruptcy Code.

(1)           Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Prepetition Credit Agreement.

Administrative Agent:	Bank of America, N.A. (“Bank of America”), in its capacity as administrative agent (in such capacity, the “DIP Agent”).

Sole Arranger:	Banc of America Securities LLC

Lenders:	Certain of the Prepetition Lenders (collectively, the “DIP Lenders”).

Petition Date:	The date of commencement of the Cases by the Debtors, which shall be no later than October 31, 2009 (the “Petition Date”).

Closing Date:	The closing date in respect of the DIP Revolving Facility (as defined below) (the “Closing Date”), which shall be no later than 5 days following the entry of the Interim Order (as defined below).

DIP Credit Facilities:

A senior secured debtor-in-possession revolving credit facility (the “DIP Revolving Facility”) providing for extensions of credit in an aggregate amount not to exceed $75,000,000 (the “Maximum Amount”), with a letter of credit subfacility in an aggregate amount of $30,000,000. Letters of credit issued and outstanding under the Prepetition Credit Agreement as of the Petition Date (each such letter of credit being a “Prepetition Letter of Credit”) may, at the Borrowers’ option, be replaced by letters of credit issued under the DIP Revolving Facility (and any such replaced Prepetition Letter of Credit shall be cancelled)). As set forth in this Term Sheet, the DIP Revolving Facility will be provided on a “super-priority” basis and secured by liens on the assets of the DIP Credit Parties as described below under the heading “Priority and Liens; Collateral”.

Availability:

Subject to all of the terms and conditions hereof, upon the entry of an order (the “Interim Order”) by the Bankruptcy Court in form and substance satisfactory to the DIP Agent and the DIP Lenders, availability under the DIP Revolving Facility shall (a) prior to the entry of the Final Order (defined below) be in an amount not to exceed $20,000,000 and (b) upon entry of the Final Order, be in an amount not to exceed the Maximum Amount. Amounts available under the DIP Revolving Facility may be borrowed, repaid and re-borrowed.

Purpose/Use of Proceeds:

Proceeds of loans under the DIP Revolving Facility may be used by Borrowers in the Cases solely for (i) general working capital purposes; (ii) paying amounts owed to the DIP Agent and the DIP Lenders from time to time under the DIP Revolving Facility; (iii) paying reasonable professional fees and expenses payable to the Prepetition Agent under the Prepetition Credit Agreement; (iv) issuing letters of credit in the ordinary course of business (including letters of credit issued, at the Borrowers’ request, to replace Prepetition Letters of Credit); (v) paying cure amounts (including, without limitation, settlement or cure payments to Capgemini, U.S., LLC); provided, that the aggregate of any such cure amounts (other than the settlement or cure payments to Capgemini, U.S., LLC) shall be reasonably acceptable to the DIP Agent and the DIP Lenders; and (vi) paying fees and expenses of Professionals (as defined below), subject to the Carve Out (as defined below), to the extent such Professional fees and expenses are approved by final order of the Bankruptcy Court and, to the extent applicable, consistent with the engagement letters of such Professionals in effect on the date hereof. In no event shall any proceeds of the extensions of credit under the DIP Revolving Facility be used to challenge or contest any of the Liens or claims of the Prepetition Agent, the Prepetition Lenders, the DIP Agent or the DIP Lenders.

“Professionals” means the professionals retained by the DIP Credit Parties and any statutory committee appointed in the Cases and approved by the Bankruptcy Court (the “Committee”).

Budget:

The Borrowers will provide the DIP Agent and the DIP Lenders with a budget (as amended or modified from time to time, the “Budget”), in the form attached as Exhibit A hereto, that shall set forth in reasonable detail receipts and disbursements of the Debtors on a weekly basis for the 13-week period following the Petition Date. At any time that either (i) the aggregate amount outstanding under the DIP Revolving Facility is $25,000,000 or more (exclusive of letters of credit) or (ii) the Budget, or any update to the Budget required to be delivered by the Borrowers hereunder, forecasts that the aggregate amount outstanding under the DIP Revolving Facility will be $25,000,000 or more (exclusive of letters of credit) at any time during the period covered by the Budget or such update, the Borrowers will provide the DIP Agent and the DIP Lenders with weekly updates to the Budget (by no later than the third business day of each week). At all other times, the Borrowers will provide the DIP Agent and the DIP Lenders with monthly updates to the Budget within three business days after the previous month end.

Maturity Date:

Borrowings and other extensions of credit under the DIP Revolving Facility shall mature, be repayable in full, and the DIP Revolving Facility shall terminate on such date (the “Maturity Date”) that is the earliest to occur of (i) the effective date of a confirmed Plan (as defined below), (ii) nine (9) months after the Petition Date (which date may, at the request of the Borrowers and subject to the prior written consent of the Majority DIP Lenders (as defined below), be extended by three (3) months (provided that the DIP Credit Parties shall not be required to pay a fee in connection with any such three (3) month extension)) and (iii) the date on which the obligations under the DIP Revolving Facility are accelerated following the occurrence of an Event of Default. Upon the satisfaction of customary conditions precedent reasonably satisfactory to the Debtors and the DIP Lenders, all borrowings and other extensions of credit under the DIP Revolving Facility will roll into a revolving credit exit facility on terms reasonably satisfactory to the Debtors and the DIP Lenders providing such revolving credit exit facility.

Priority and Liens; Collateral:

Subject to the Carve-Out (as defined below), all Obligations of the DIP Credit Parties to the DIP Agent and the DIP Lenders, including, without limitation, all principal, accrued interest, costs, fees and expenses, shall:

•

pursuant to Bankruptcy Code section 364(c)(1), be joint and several claims with priority in payment over any and all administrative expenses of the kinds specified or ordered pursuant to any provision of the Bankruptcy Code, including, without limitation, Bankruptcy Code sections 105, 326, 328,

330, 331, 503(b), 506(c), 507(a), 507(b), 546, 726, 1113 and 1114 (the “Superpriority Claims”), which Superpriority Claims shall be payable from and have recourse to all prepetition and postpetition property of the DIP Credit Parties and all proceeds thereof, including, without limitation, subject to the entry of the Final Order (as defined below), all proceeds or other amounts received in respect of the DIP Credit Parties’ claims and causes of action arising under state or federal law under chapter 5 of the Bankruptcy Code (collectively, the “Causes of Action”);

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pursuant to Bankruptcy Code section 364(c)(2), be secured by a perfected first-priority lien on all now owned or hereafter acquired assets and property of the DIP Credit Parties and proceeds thereof (including, without limitation, all cash, cash equivalents, accounts, payment intangibles, promissory notes, consignments, commercial tort claims, tax refunds, inventory, goods, chattel paper, documents, deposit accounts, documents, instruments, investment property, letter-of-credit rights, general intangibles, contracts, contract rights, all causes of action and proceeds thereof, computer hardware and software, motor vehicles, intellectual property, real and personal property, plant and equipment of the DIP Credit Parties) that are not subject to valid, perfected and non-avoidable liens as of the commencement of the Cases; provided, however that such lien and security interest shall not include FCC licenses and PUC authorizations to the extent (but only to the extent) that any DIP Credit Party is prohibited from granting a lien and security interest therein pursuant to applicable law, but such lien and security interest shall include, to the maximum extent permitted by law, all rights incident or appurtenant to the FCC licenses and PUC authorizations and the right to receive all proceeds derived from or in connection with the sale, assignment or transfer of the FCC licenses and the PUC authorizations (collectively, the “First Lien Collateral”); provided, further that the First Lien Collateral shall not include the Causes of Action but, subject to the entry of the Final Order, the First Lien Collateral shall include any proceeds or property recovered in respect of any Causes of Action; and

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pursuant to Bankruptcy Code section 364(c)(3), be secured by a perfected junior lien on all property of the DIP Credit Parties (including, without limitation, all cash, cash equivalents, accounts, payment intangibles, promissory notes, consignments, commercial tort claims, tax refunds, inventory, goods, chattel paper, documents, deposit accounts, documents, instruments, investment property, letter-of-credit rights, general intangibles, contracts, contract rights, all causes of action and proceeds thereof, computer hardware and software, motor vehicles, intellectual property, real and personal property, plant and equipment of the DIP Credit Parties) that is subject to valid, perfected and non-avoidable liens in existence at the time of the commencement of the Cases or to valid liens in existence at the time of such commencement that are perfected subsequent to such commencement as permitted by Section 546(b) of the Bankruptcy Code, other than as set forth below (collectively, the “Second Lien Collateral”, and together with the First Lien Collateral, the “DIP Collateral”); and

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pursuant to Bankruptcy Code section 364(d)(1), be secured by a first-priority, senior priming perfected lien on, and security interest in, all assets that are subject to valid, perfected and non-avoidable liens in existence at the time of the commencement of the Cases or to valid liens in existence at the time of such commencement that are perfected subsequent to such commencement, in each case, to the extent that such liens were granted pursuant to the Prepetition Credit Agreement (collectively, the “Existing Primed Liens”).

The aforementioned Superpriority Claims and liens of the DIP Agent and the DIP Lenders and the Adequate Protection Claims and Adequate Protection Liens (each as defined below) shall be subject only to (1) in the event of the occurrence and during the continuance of an Event of Default (as defined below), the payment of allowed and unpaid fees and disbursements of Professionals after the date of such Event of Default (and regardless of when such fees and expenses become allowed by order of the Bankruptcy Court), in an aggregate amount not in excess of $7,500,000 (plus all unpaid professional fees and expenses allowed by the Bankruptcy Court that were incurred prior to the occurrence of such Event of Default (regardless of when allowed by the Bankruptcy Court)) and (2) the payment of fees pursuant to 28 U.S.C. § 1930 ((1) and (2), together, the “Carve-Out”).  Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, the DIP Credit Parties shall be permitted to pay compensation and reimbursement of fees and expenses allowed and payable under Bankruptcy Code sections 328, 330 and 331, as the same may be due and payable, and the same shall not reduce the Carve-Out.  No portion of the Carve-Out or proceeds of the DIP Revolving Facility may be used for the payment of the fees and expenses of any person incurred challenging, or in relation to the challenge of, any liens or claims of the Prepetition Agent, the Prepetition Lenders, the DIP Agent or the DIP Lenders, or the initiation or prosecution of any claim or action against any of the foregoing or their respective advisors, agents and sub-agents, including formal discovery proceedings in anticipation thereof.

Adequate Protection:	The Prepetition Agent, on behalf of the Prepetition Lenders, shall be granted the following as adequate protection:

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effective and perfected as of the date of entry of the Interim Order and without the necessity of the execution of mortgages, security agreements, pledge agreements, financing statements or other agreements, (i) a valid, perfected replacement security interest in and lien on the collateral to which they hold Existing Primed Liens and (ii) a valid, perfected security interest in and lien on all of the DIP Collateral (together, the “Adequate

Protection Liens”), subject and subordinate only to (x) the Carve-Out and (y) the liens securing the DIP Revolving Facility, which Adequate Protection Liens shall rank in the same relative priority and right as do the respective Existing Primed Liens (and any security interests granted with respect thereto) as of the Petition Date;

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a superpriority administrative expense claim as provided for in section 507(b) of the Bankruptcy Code (together, the “Adequate Protection Claims”), subject and subordinate only to (x) the Carve-Out and (y) the Superpriority Claims held by the DIP Agent and the DIP Lenders under the DIP Revolving Facility.  Except for the Superpriority Claims held by the DIP Agent and the DIP Lenders, no claims shall be permitted with priority pari passu with or senior to the Adequate Protection Claims;

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current cash payments of all fees and all reasonable professional fees and expenses, in each case, payable to the Prepetition Agent under the Prepetition Credit Agreement, promptly upon receipt of invoices therefor; and

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copies of all financial statements (including, without limitation, the monthly financial statements and cash forecasts referred to herein) furnished to the DIP Agent, the DIP Lenders and the Financial Advisor (as defined below).

363 Sales:

Other than the sale or other disposition of assets having an aggregate value of less than $5,000,000, no sale of assets of any Debtor under Section 363 of the Bankruptcy Code, outside the ordinary course of business, will be authorized without the DIP Agent’s and the requisite DIP Lenders’ consent, unless the proceeds of such sale or other disposition will be sufficient to pay all of the advances under the DIP Revolving Facility in full (and to cash collateralize in a manner satisfactory to the DIP Agent, all letters of credit outstanding under the DIP Revolving Facility).  Nothing herein will affect the right, if any, of the Prepetition Agent or the Prepetition Lenders to give, or withhold, its consent to any proposed sale or other disposition.

Unused Line Fee:

An unused line fee in the amount of 0.50% per annum, payable monthly in arrears based on the average daily unused portion of the DIP Revolving Facility, which fee will be deemed fully earned and non-refundable when due and payable.  The unused line fee will be calculated for actual days elapsed in a 360-day year.

Letter of Credit Fees:

Customary fees for the issuance of letters of credit under the DIP Revolving Facility, including a fee on each letter of credit payable monthly in arrears at a per annum rate of 4.50% (the foregoing fee will be adjusted upwards by 200 basis points during any period that an Event of Default has occurred and is continuing), and a fronting fee equal to 0.25% per annum multiplied by the face amount of each letter of credit, payable monthly in arrears.  Such fees will be calculated for actual days elapsed in a 360-day year.

Other Fees:

The Borrowers agree to pay to the DIP Agent for the account of each  DIP Lender an upfront fee (the “Upfront Fee”) in an amount equal to 2.00% of the Maximum Amount.  The Upfront Fee shall be fully earned on the date the Interim Order is entered and shall be payable in two installments as follows:  (1) $400,000 shall be due and payable on the date the Interim Order is entered and (2) the remainder of the Upfront Fee shall be payable in full on the date the Final Order is entered.

The Borrowers agree to pay to the DIP Agent, for its own account, an agency fee in an amount set forth in a separate fee letter.

Interest Rate:

At the Borrowers’ option, at either (i) the Eurodollar Rate plus 4.50% or (ii) the Base Rate (as defined below) plus 3.50%.  Upon the occurrence and during the continuance of an Event of Default, at the election of the DIP Agent or non-defaulting DIP Lenders holding more than a majority of the commitments thereunder (the “Majority DIP Lenders”), all obligations under the DIP Revolving Facility shall bear interest at a rate of 2.00% above the otherwise applicable rate.  “Base Rate” shall mean the greatest of (a) the rate of interest announced by Bank of America from time to time as its prime rate, (b) the Federal Funds Rate for such day, plus 0.50%, or (c) the Eurodollar Rate plus 1.00%.

Funding Protection:

Customary for transactions of this type and reasonably acceptable to the DIP Agent and the DIP Lenders, including breakage costs, gross-up for withholding (subject to customary qualifications), compensation for increased costs and compliance with any change in regulatory restrictions.

Representations and Warranties:

The documentation evidencing the DIP Revolving Facility (the “DIP Loan Documents”) will include such representations and warranties that are substantially similar to the equivalent provisions in the Prepetition Credit Agreement and that are acceptable to the DIP Agent and the DIP Lenders, with such changes as may be required to reflect the pendency of the Cases, including, without limitation, continued effectiveness of orders of the Bankruptcy Court, including the Interim Order and the Final Order, as applicable; full disclosure and accuracy of the Budget; and other related matters.

Covenants:

The DIP Loan Documents will include such affirmative and negative covenants that are substantially similar to the equivalent provisions in the Prepetition Credit Agreement and that are acceptable to the DIP Agent and the DIP Lenders, with such changes as may be required to reflect the pendency of the Cases, including, without limitation, (a) other than for a purpose (and subject to the limitations) described under “Purpose/Use of Proceeds” above, prohibiting the use of funds for disbursements outside of the ordinary course of business (for the avoidance of doubt, the Debtors may not use funds to (i) pay any PUC fines, charges or other payments arising prior to the Petition Date or (ii) pay any management bonuses except those explicitly provided for in the “KEIP” referred to in the “Term Sheet” annexed to the Plan Support Agreement (as defined below)), (b) providing the DIP Lenders with the same types of information required to be provided to the Prepetition Lenders under the Prepetition Credit Agreement, (c) providing the DIP Lenders with (i) monthly financial statements within thirty (30) days after the previous month-end (or, in the case of the monthly financial statements for December 2009, within forty-five (45) after December 31, 2009), (ii) the “Daily Operations Dashboard” in substantially the form currently delivered to the Financial Advisor (as defined below) on a bi-weekly basis, by no later than the third business day of every other week (commencing with the first such day following the Closing Date) and (iii) variance reports (in the same format as the Budget) showing actual cash receipts and disbursements for the immediately preceding week(s), noting therein all variances, on a line-item basis, from values set forth for such period in the Budget (and updates thereto), which variance reports will be provided on a weekly basis if the Borrowers are required to update the Budget weekly as described above (by no later than the third business day of each week); otherwise such variance reports shall be provided on a bi-weekly basis, by no later than the third business day of every other week (in either case, commencing with the first such day following the Closing Date), (d) cooperating generally with FTI Consulting, Inc. (the “Financial Advisor”) and the DIP Agent’s legal professionals and allowing the Financial Advisor full access to the Borrowers’ premises, books, and records upon reasonable notice and during normal business hours, (e) conducting a conference call on the first Tuesday of every month or as soon as practicable thereafter (commencing with the first such Tuesday following the Petition Date) with the DIP Agent, the DIP Lenders, the Financial Advisor and the “Consenting Lenders” party to the Plan Support Agreement (as defined below), for the purpose of discussing, inter alia, the most recently delivered financial statements, the Debtors’ financial performance, operations, current trends and other material events, (f) not permitting capital expenditures for each period set forth on Exhibit B hereto to exceed the amount set forth on Exhibit B for such period, (g) maintaining EBITDAR (as defined on Exhibit C) for each period set forth on Exhibit C of not less than the amount set forth on Exhibit C for such period and (h) within three (3) Business Days after the occurrence thereof, notifying the DIP Agent if any third party expresses an interest either formally or informally in acquiring all or any substantial part of the Borrowers’ business, the distribution of such information by the DIP Agent may be subject to certain confidentiality arrangements as are appropriate and may be reasonably agreed upon.

Events of Default:

The DIP Loan Documents will include events of default that are substantially similar to the equivalent provisions in the Prepetition Credit Agreement and that are reasonably acceptable to the DIP Agent and the DIP Lenders, with such changes as may be required to reflect the pendency of the Cases (subject to grace, notice and cure periods to be agreed) (each, an “Event of Default”), including, without limitation, the appointment of a trustee or examiner with expanded powers, or dismissal or conversion to Chapter 7 of any of the Cases; confirmation of any plan of reorganization or liquidation in any of the Cases other than the Plan (defined below); filing of a Chapter 11 plan of reorganization or liquidation by a person or entity other than Debtors that does not require the payment in full, on the effective date thereof, of all extensions of credit under the DIP Revolving Facility (or, in the case of letters of credit, cash collateralization of such letters of credit to the extent of 105% of the aggregate face amount thereof); Debtors’ failure to file the Plan as and when required by the terms set forth below; failure to obtain entry of a confirmation order from the Bankruptcy Court with respect to such Plan by July 31, 2010; amendment (other than as consented to by DIP Agent and the requisite DIP Lenders) or stay of either of the Financing Orders (described below) or reversal, modification, or vacation of either of the Financing Orders, whether on appeal or otherwise; the filing of any motion or other request with the Bankruptcy Court seeking authority to use any cash proceeds of any of the DIP Collateral without DIP Lenders’ consent or any Debtor seeking any financing under Section 364(d) of the Bankruptcy Code secured by any of the DIP Collateral that does not require the payment in full of all extensions of credit under the DIP Revolving Facility (or, in the case of letters of credit, such collateralization of such letters of credit to the extent of 105% of the aggregate face amount thereof); the challenge by a Debtor of (i) the validity, extent, perfection, or priority of any Liens of the Prepetition Agent with respect to any of the DIP Collateral or (ii) the validity or enforceability of any of the Obligations (as defined in the Prepetition Credit Agreement); any Person holding a Lien upon any pre-petition or post-petition assets of any Debtor being granted relief from the automatic stay with respect to any DIP Collateral or any other asset of a Debtor where the aggregate value of the property subject to all such orders is greater than $10,000,000; or Debtors’ and their Subsidiaries’ cessation of all or any material part of their business operations (other than in connection with a sale of assets consented to by the requisite DIP Lenders).

Remedies:

Customary remedies, including, without limitation, the right (after providing five business days’ prior notice to the Borrowers, the Committee (if any) and the U.S. Trustee) to realize on all DIP Collateral without the necessity of obtaining any further relief or order from the Bankruptcy Court.  The Bankruptcy Court shall retain exclusive jurisdiction with respect to all matters relating to the exercise of rights and remedies hereunder with respect to the DIP Credit Parties, and under the Interim Order and the Final Order, and with respect to the DIP Collateral.

Chapter 11 Plan:

The Debtors shall (i) prepare a plan of reorganization and a disclosure statement, which shall, among other things require the payment in full, on the effective date thereof, of all extensions of credit under the DIP Revolving Facility (or, in the case of letters of credit, cash collateralization of such letters of credit to the extent of 105% of the aggregate face amount thereof) (such plan of reorganization, the

“Plan”) and (ii) file the Plan with the Bankruptcy Court within forty-five (45) days after the Petition Date.

Conditions Precedent:

(a)           The conditions precedent to the obligation of the DIP Lenders to  make extensions of credit under the DIP Revolving Facility will be customary and appropriate for financings of this type and acceptable to the DIP Agent and the DIP Lenders, including, without limitation, the execution and delivery by FairPoint Communications and the Debtors of a Plan Support Agreement (the “Plan Support Agreement”) in form and substance satisfactory to the “Consenting Lenders” party thereto and the commencement of the Cases by the Debtors on or before October 31, 2009 and the following:

(i) DIP Agent’s and DIP Lender’s review of and reasonable satisfaction with the Budget (it being agreed that the Budget delivered on or about October 19, 2009 is satisfactory);

(ii) Execution and delivery by all parties of definitive DIP Loan Documents, in form and substance satisfactory to the DIP Agent and the DIP Lenders;

(iii) The absence of any Default or Event of Default under any of the DIP Loan Documents;

(iv) DIP Agent’s receipt of favorable legal opinions of Borrowers’ and Guarantors’ counsel as to such matters as may be reasonably required by DIP Agent;

(v) The Bankruptcy Court’s entry of the Interim Order, as described below;

(vi) DIP Agent’s and DIP Lenders’ review of and reasonable satisfaction with all “first day orders”;

(vii)         DIP Agent’s receipt of satisfactory evidence that there are no Liens on or claims to any of the DIP Collateral as of the Petition Date other than Liens that are Permitted Liens under the Prepetition Loan Agreement;

(viii)        Borrowers shall have paid to DIP Agent and the DIP Lenders all fees and expenses payable to DIP Agent and the DIP Lenders on the Closing Date pursuant to any of the DIP Loan Documents and the transactions contemplated thereby;

(ix) DIP Agent shall have received evidence, in form, scope and substance, reasonably satisfactory to DIP Agent, of all insurance coverage as required by the DIP Loan Documents;

(x)            All proceedings taken in connection with the execution of the DIP Loan Documents and approval thereof by the Bankruptcy Court (including, without limitation, the nature, scope and extent of notices to interested parties with respect to all hearings related to the DIP Revolving Facility) shall be reasonably satisfactory in form, scope, and substance to the DIP Agent and DIP Lenders;

(xi)           All representations and warranties made by the DIP Credit Parties under the DIP Loan Documents shall be true and correct in all material respects on and as of the date of each extension of credit under the DIP Revolving Facility, except to the extent such representations or warranties relate solely to an earlier date (in which case, they shall be true and correct in all material respects as of such earlier date); and

(xii)          Receipt of a notice of borrowing, or to the extent letters of credit are available, a letter of credit application from the Borrowers. The request for and acceptance of each extension of credit by the Borrowers shall constitute a representation and warranty that the conditions to each extension of credit shall have been satisfied.

(b) The following shall be the conditions precedent with respect to all extensions of credit under the DIP Revolving Facility:

(i) The Bankruptcy Court’s entry of the Interim Order or the Final Order, as applicable, within the time periods set forth below;

(ii) No Default or Event of Default under the DIP Loan Documents shall exist;

(iii)          The representations and warranties contained in the DIP Loan Documents shall be true and correct in all material respects on and as of the date of each extension of credit thereunder as though made on and as of such date, except to the extent such representations or warranties relate solely to an earlier date (in which case, they shall be true and correct in all material respects as of such earlier date); and

(iv)          Receipt of a notice of borrowing, or to the extent letters of credit are available, a letter of credit application from the Borrowers. The request for and acceptance of each extension of credit by the Borrowers shall constitute a representation and warranty that the conditions to each extension of credit shall have been satisfied.

Financing Orders:

A condition precedent to the DIP Lenders’ extension of credit under the DIP Facility will be the entry of an interim financing order in form and substance satisfactory to the DIP Agent and the DIP Lenders (the “Interim Order”) by the Bankruptcy Court (which must occur no later than seven (7) business days after the Petition Date), following proper notice and hearing thereon, which is in all respects satisfactory to the DIP Agent and the DIP Lenders and which, among other things, approves the form and substance of the definitive DIP Loan Documents evidencing the DIP Revolving Facility; approves Borrowers’ stipulation of the validity, extent, amount, perfection, priority, enforceability, and non-avoidability of the Prepetition Agent’s and Prepetition Lenders’ claims and Liens; grants adequate protection (as hereinabove provided)

for the benefit of the Prepetition Agent and Prepetition Lenders; authorizes the DIP Agent to enforce its Liens and loan documents upon the occurrence and during the continuance of Events of Default, upon the giving of at least five days notice to the Borrowers and their counsel, the U.S. Trustee and counsel for any Committee; contains a Carve Out for Professional fees and expenses on terms and conditions described herein; confers Section 364(c)(1) priority status on all extensions of credit under the DIP Revolving Facility and provides for the securing of all such extensions of credit by a Lien on all DIP Collateral having the priority provided herein; finds that the DIP Agent and DIP Lenders have acted in good faith in connection with the proposed financing and is entitled to the benefits of Section 364(e) of the Bankruptcy Code; provides that the Liens granted to the DIP Agent under the DIP Loan Documents and pursuant to the Interim Order are deemed perfected without the necessity of the filing for record of any documents, notices, or other filings (but the DIP Credit Parties agree to execute and deliver to DIP Agent, and to authorize DIP Agent to file, any such documents); and contains such other terms and conditions as DIP Agent shall reasonably request or find acceptable.  The final financing order (the “Final Order”) shall be entered, in form and substance satisfactory to DIP Agent and DIP Lenders, not later than 45 days after the entry of the Interim Order, shall contain provisions substantially the same as those in the Interim Order, and shall provide that all pre-petition Liens of Prepetition Agent and Prepetition Lenders shall be deemed finally allowed and approved as legal, valid, binding and enforceable Liens that are not subject to any equitable subordination, defense, or avoidance and the pre-petition claims of Prepetition Agent and Prepetition Lenders shall be deemed allowed as claims that are not subject to offset, equitable subordination, reduction, counterclaim, or defense, in each case if the same are not challenged by the commencement of appropriate proceedings by an interested party having standing to do so on the sooner to occur of 60 days after the entry of the Final Order or confirmation of a plan of reorganization or liquidation in any of the Cases.  The Final Order shall also proscribe any surcharge on the collateral subject to the Prepetition Agent’s Liens and the DIP Collateral pursuant to Section 506(c) of the Bankruptcy Code or otherwise.

Governing Law:	New York, except as governed by the Bankruptcy Code.

Indemnity:

The DIP Credit Parties shall indemnify, pay and hold harmless the DIP Agent and the DIP Lenders (and their respective directors, officers, employees and agents) against any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party and except to the extent resulting from claims between or among any DIP Lenders (other than the DIP Agent) in their capacity as such).

Expenses:	The Borrowers shall pay (a) all reasonable out-of-pocket expenses of the DIP Agent associated with the preparation, execution, delivery and administration of the DIP Loan Documents and any amendments or waivers with respect thereto (including the reasonable fees, disbursements and other charges of counsel and the Financial Advisor) and (b) all reasonable out-of-pocket expenses of the DIP Agent and the DIP Lenders (including the fees, disbursements and other charges of counsel and the Financial Advisor) in connection with the enforcement of the DIP Loan Documents; provided, that the Borrowers’ obligation to pay the fees, disbursements and other charges of counsel to the DIP Lenders (but not the DIP Agent) shall be limited to one outside counsel, currently Wachtell, Lipton, Rosen & Katz for Angelo Gordon.

Counsel to DIP Agent:	Kaye Scholer LLP

Counsel to Debtors:	Paul, Hastings, Janofsky & Walker LLP

Exhibit A

FairPoint Communications, Inc.
13 Week Cash Forecast
Summary - Terms

Forecast/Actual	F	F	F	F	F	F	F	F	F	F	F	F	F
Week #	1	2	3	4	5	6	7	8	9	10	11	12	13
Week Ending	10/30/2009	11/6/2009	11/13/2009	11/20/2009	11/27/2009	12/4/2009	12/11/2009	12/18/2009	12/25/2009	1/1/2010	1/8/2010	1/15/2010	1/22/2010
Beginning Cash Balance	$49,920,640	$59,278,719	$64,145,492	$69,925,110	$77,343,476	$72,629,761	$68,059,418	$70,615,529	$69,843,856	$67,404,988	$35,143,007	$37,920,252	$43,461,754
Receipts
NNE	$17,232,423	$18,851,678	$18,126,613	$17,401,549	$14,501,291	$15,069,386	$17,166,095	$16,450,841	$13,589,825	$12,874,571	$20,528,932	$19,795,755	$13,930,346
Telecom	$4,571,746	$5,149,552	$4,951,493	$4,753,433	$3,961,194	$4,152,482	$4,743,275	$4,545,638	$3,755,093	$3,557,456	$5,616,069	$5,415,495	$3,810,904
ESG Initiative	$830,789	$774,007	$1,151,308	$679,565	$190,733	$175,226	$166,617	$140,357	$134,738	$251,020	$423,277	$408,160	$287,224
Total Cash Receipts	$22,634,958	$24,775,238	$24,229,414	$22,834,547	$18,653,218	$19,397,094	$22,075,987	$21,136,836	$17,479,656	$16,683,048	$26,568,277	$25,619,410	$18,028,474
COGS
NNE	$0	$620,674	$2,926,512	$814,635	$931,358	$804,906	$938,210	$2,697,671	$863,136	$3,506,670	$878,414	$2,175,219	$467,462
Telecom	$0	$424,063	$556,583	$556,583	$556,583	$733,847	$595,734	$984,009	$850,985	$753,733	$477,179	$1,160,574	$811,503
Total COGS	$0	$1,044,738	$3,483,095	$1,371,218	$1,487,941	$1,538,753	$1,533,945	$3,681,679	$1,714,121	$4,260,404	$1,355,592	$3,335,793	$1,278,965
Operating Disbursements
Employee Expenses	$9,369,010	$6,749,487	$8,434,003	$7,078,925	$10,894,134	$7,087,785	$8,856,876	$7,501,799	$8,982,433	$7,703,236	$8,140,982	$6,861,823	$7,779,380
Building Related Expenses	$0	$498,703	$547,805	$1,491,416	$1,809,475	$819,985	$836,146	$1,849,468	$2,329,362	$821,630	$771,880	$848,415	$1,815,400
Billing Expenses	$0	$71,787	$94,220	$94,220	$152,315	$355,784	$163,618	$294,959	$146,655	$274,971	$642,721	$289,456	$154,634
CapGemini	$0	$0	$0	$0	$2,062,138	$0	$0	$0	$0	$18,062,138	$0	$0	$0
Restructuring	$0	$5,350,000	$0	$0	$0	$4,750,000	$0	$0	$0	$0	$4,675,000	$0	$0
Operating Taxes	$1,448,387	$507,197	$567,803	$544,500	$193,750	$98,420	$721,774	$990,526	$381,913	$3,319,864	$712,121	$287,879	$121,000
Contracted Services	$0	$762,605	$634,115	$600,027	$624,789	$751,272	$804,815	$663,183	$600,583	$548,455	$1,156,197	$760,018	$710,174
Network Expenses	$0	$125,835	$453,189	$165,159	$216,559	$383,300	$220,610	$691,637	$204,114	$1,609,845	$345,244	$685,369	$301,862
Marketing Expenses	$0	$192,861	$308,919	$308,919	$324,796	$330,712	$307,626	$300,395	$296,227	$245,458	$271,255	$433,281	$429,492
Motor Vehicle	$0	$195,017	$200,634	$13,679	$503,236	$209,506	$230,034	$23,667	$71,779	$503,812	$222,815	$168,203	$17,541
Computer	$0	$641,123	$17,385	$28,967	$23,923	$680,018	$11,317	$84,800	$199,214	$6,168,784	$7,840	$314,131	$243,091
Customer Service	$0	$1,861	$2,442	$2,442	$52,381	$67,498	$67,809	$67,765	$54,656	$62,554	$61,362	$62,157	$50,239
Non-Restructuring Legal Expenses	$0	$83,245	$109,259	$109,259	$115,836	$96,040	$109,946	$107,959	$106,233	$87,466	$87,309	$122,858	$121,288
Insurance	$0	$41,650	$47,000	$57,500	$32,400	$37,555	$43,318	$53,818	$29,455	$29,455	$42,932	$86,317	$51,105
Pass Through	$739,751	$761,644	$761,644	$761,644	$609,315	$703,152	$688,529	$688,529	$550,823	$550,823	$791,900	$791,900	$633,520
Other Expenses	$0	$333,128	$240,700	$240,700	$406,774	$411,414	$377,272	$362,082	$344,732	$303,527	$299,564	$823,992	$461,261
Total Operating Disbursements	$11,557,148	$16,316,142	$12,419,118	$11,497,378	$18,021,822	$16,782,441	$13,439,689	$13,680,587	$14,298,178	$40,292,019	$18,229,120	$12,535,797	$12,889,987
NNE Vendor Deposits	$633,930	$633,930	$633,930	$633,930	$0	$0	$0	$0	$0	$0	$0	$0	$0
Cash Collateral - Surety Program	$567,500	$567,500	$567,500	$567,500	$0	$0	$0	$0	$0	$0	$0	$0	$0
LC Collateral	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
AP Catch-Up	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Critical Vendor Payments	$0	$1,346,154	$1,346,154	$1,346,154	$1,346,154	$1,346,154	$1,346,154	$1,346,154	$1,346,154	$1,346,154	$1,346,154	$1,346,154	$1,346,154
Bankruptcy Related Disbursements	$1,201,430	$2,547,584	$2,547,584	$2,547,584	$1,346,154	$1,346,154	$1,346,154	$1,346,154	$1,346,154	$1,346,154	$1,346,154	$1,346,154	$1,346,154
DIP Interest Expense/Fees	$518,301	$0	$0	$0	$118,301	$1,100,000	$0	$0	$0	$118,301	$0	$0	$0
Bank Interest	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Bond Interest	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Swap Payment	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Total Interest Payments	$518,301	$0	$0	$0	$118,301	$1,100,000	$0	$0	$0	$118,301	$0	$0	$0
CapEx - NNE	$0	$0	$0	$0	$2,097,607	$2,805,402	$2,805,402	$2,805,402	$2,244,322	$2,567,004	$2,507,404	$2,507,404	$2,005,923
CapEx - Telecom	$0	$0	$0	$0	$295,108	$394,687	$394,687	$394,687	$315,749	$361,147	$352,762	$352,762	$282,209
Total CapEx	$0	$0	$0	$0	$2,392,716	$3,200,089	$3,200,089	$3,200,089	$2,560,071	$2,928,150	$2,860,166	$2,860,166	$2,288,133
Check Clearings	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Ending Cash	$59,278,719	$64,145,492	$69,925,110	$77,343,476	$72,629,761	$68,059,418	$70,615,529	$69,843,856	$67,404,988	$35,143,007	$37,920,252	$43,461,754	$43,686,989
Change In Cash	$9,358,079	$4,866,774	$5,779,617	$7,418,367	$(4,713,716)	$(4,570,343)	$2,556,111	$(771,672)	$(2,438,869)	$(32,261,980)	$2,777,245	$5,541,501	$225,236

Exhibit B

Maximum Capital Expenditures

Period	Maximum Capital Expenditures
November 1, 2009 - November 30, 2009	$29,250,000
November 1, 2009 - December 31, 2009	$48,500,000
November 1, 2009 - January 31, 2010	$66,352,000
November 1, 2009 - February 28, 2010	$83,794,000
November 1, 2009 - March 31, 2010	$101,236,000
November 1, 2009 - April 30, 2010	$118,677,000
November 1, 2009 - May 31, 2010	$136,119,000
November 1, 2009 - June 30, 2010	$153,561,000
November 1, 2009 - July 31, 2010	$169,336,000
November 1, 2009 - August 31, 2010	$185,111,000
November 1, 2009 - September 30, 2010	$200,886,000
November 1, 2009 - October 31, 2010	$216,661,000

Exhibit C

Minimum EBITDAR

(1)

Period	Minimum EBITDAR
November 1, 2009 - November 30, 2009	$16,191,000
November 1, 2009 - December 31, 2009	$24,403,000
November 1, 2009 - January 31, 2010	$45,609,000
November 1, 2009 - February 28, 2010	$70,163,000
November 1, 2009 - March 31, 2010	$90,459,000
November 1, 2009 - April 30, 2010	$111,399,000
November 1, 2009 - May 31, 2010	$136,644,000
November 1, 2009 - June 30, 2010	$159,992,000
November 1, 2009 - July 31, 2010	$186,104,000
November 1, 2009 - August 31, 2010	$215,671,000
November 1, 2009 - September 30, 2010	$244,190,000
November 1, 2009 - October 31, 2010	$274,586,000

(1)           To be defined in the DIP Loan Documents.